Exhibit 5.3

Re: Consent of Independent Engineers

July 19, 2021

We refer to our report dated January 20, 2021 and effective December 31, 2020, evaluating the petroleum and natural gas reserves attributable to Crescent Point Energy Corp. (the “Company”) and its affiliates, which is entitled “Evaluation of Certain Saskatchewan P&NG Reserves of Crescent Point Energy Corp. (As of December 31, 2020)” (the “Report”).

We hereby consent to the references to our name in the Company's registration statement on Form F-10 and related prospectus to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together, the “Registration Statement”).

We also confirm that we have read the Registration Statement, and that we have no reason to believe that there are any misrepresentations in the information contained therein that was derived from the Report or that is within our knowledge as a result of the services we performed in connection with such Report.

Sincerely,

Sproule Associates Limited

/s/ Douglas O. McNichol, P.Eng.

Douglas O. McNichol, P.Eng.

Senior Manager, Engineering